Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Retractable Technologies, Inc. of our report dated March 31, 2015, relating to our audits of the financial statements which appear in the Annual Report on Form 10-K of Retractable Technologies, Inc. for the year ended December 31, 2014.

/s/ CF & Co., L.L.P.
CF & Co., L.L.P.

Dallas, Texas
August 11, 2015